QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SatCon Technology Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SATCON TECHNOLOGY CORPORATION

Supplement to the Proxy Statement for the 2008 Annual Meeting of Stockholders

        The following supplement should be read in conjunction with the proxy statement (the "Proxy Statement") for the 2008 Annual Meeting of Stockholders of SatCon Technology Corporation (the "Company"), which will be held on Tuesday, June 10, 2008 at 10:00 a.m., at the offices of the Company. On May 5, 2008, the Company filed a Current Report on Form 8-K with the following disclosure:

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        SatCon Technology Corporation (the "Company") announced today that on April 30, 2008, David B. Eisenhaure notified the Company that he would be retiring from the position of President and Chief Executive Officer. Mr. Eisenhaure will remain a Class I Director of the Company and will continue to serve the Company in the capacity of Chairman Emeritus. The terms of Mr. Eisenhaure's employment by the Company following his resignation were previously disclosed on a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 22, 2008.

        The Company also announced today that it has retained Mr. Charles S. ("Steve") Rhoades as its new President and Chief Executive Officer. Mr. Rhoades' employment with the Company commenced on May 1, 2008. Previously, Mr. Rhoades was Executive Vice President and Chief Operating Officer at Advanced Energy Industries, Inc. of Boulder, Colorado from December 19, 2005 through December 31, 2007. Prior to that time, Mr. Rhoades served in several capacities at Advanced Energy, including Executive Vice President of Products and Operations and prior to that Senior Vice President and General Manager of Control Systems and Instrumentation. He is a graduate of the University of Illinois where he obtained both a Bachelor's of Science Degree in Physics and a Master's of Science Degree in Physics.

        The Board of Directors has also elected Mr. Rhoades as a Director of the Company commencing May 1, 2008. Mr. Rhoades will serve as a Class III Director.

Compensatory Arrangement with Charles S. ("Steve") Rhoades

        Mr. Rhoades and the Company have entered into an Employment Offer Letter that provides for an annual salary of $400,000, standard medical and other employment benefits and an annual cash bonus award of up to 60% of Mr. Rhoades annual salary based upon the achievement of performance metrics that will be established once Mr. Rhoades' employment commences. If Mr. Rhoades' employment is terminated by the Company without cause or is constructively terminated within one year following a Change of Control (as defined) transaction his salary and medical benefits will be continued for one year thereafter subject to his execution of a release agreement with the Company.

        As an inducement to his joining the Company, the Company's Compensation Committee and Board of Directors have approved granting him an option to acquire up to 4,796,020 shares of the Company's common stock at a price per share equal to $1.90, the closing price of the Company's common stock on the date his employment commenced. The option vests over four years, with the first 25% vesting on May 1, 2009 and the balance vesting in equal quarterly installments over the following three years. The option is being issued outside of the Company's 2005 Incentive Compensation Plan. The option expires immediately upon Mr. Rhoades' termination for cause, 90 days after Mr. Rhoades resigns and one year after Mr. Rhoades' employment terminates without cause or as a result of his death, disability or constructive termination. In addition, if a Change of Control transaction occurs while Mr. Rhoades is employed by the Company, all unvested shares under the option will vest and he will be afforded the right to exercise his option at or prior to the closing of the Change of Control transaction. If he chooses not to exercise, his option will be accorded the same treatment in the Change of Control transaction as are options outstanding under the Company's 2005 Incentive Compensation Plan.

        As a part of his employment with the Company, Mr. Rhoades has entered into the Company's standard non-disclosure and patent assignment agreement.

May 5, 2008

QuickLinks

  Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.